PepGen Appoints Afsaneh Mohebbi, Ph.D., as SVP, Portfolio and Program Management and Dave Borah, CFA, as SVP, Investor Relations and Corporate Communications

BOSTON, July 2, 2024 -- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced the expansion of its executive team with the appointments of Afsaneh Mohebbi, Ph.D., as Senior Vice President, Portfolio and Program Management and Dave Borah, CFA, as Senior Vice President, Investor Relations and Corporate Communications, effective immediately.

“We are thrilled to welcome Afsaneh and Dave to PepGen. The addition of these two senior team members will enhance our expertise in critical areas of the organization, and we eagerly anticipate their contributions as we prepare for numerous key clinical milestones in the second half of this year,” said James McArthur, Ph.D., President and CEO of PepGen. “Afsaneh's extensive experience in advancing candidates from preclinical stages to registration, combined with her strong track record in leading cross-functional teams, will be instrumental in guiding our pipeline of products through the clinic. Dave’s deep industry insights and experience, including his robust network of investors and analysts, will be crucial for maintaining strong communications and relationships with all stakeholders as we develop innovative drug candidates for people living with neuromuscular disorders.”

Afsaneh Mohebbi, Ph.D., most recently served as a consultant to several small biotech companies, including PepGen since January 2024. In this role, she helped clients with portfolio and program management and managed cross-functional development activities. Throughout her career, she has held several positions of increasing responsibility including Vice President, Program Management, Rare Diseases at Agios Pharmaceuticals, Head of Program and Alliance Management at BIND Therapeutics (before its acquisition by Pfizer), and Senior Program Executive, Rare Diseases at Shire Human Genetic Therapies. At Shire, Dr. Mohebbi led the advancement of the Fabry enzyme replacement treatment ReplagalTM through post-approval commitments and geographical expansion, as well as leading her team to the US approval of Firazyr® for acute treatment of Hereditary Angioedema. Earlier in her career, she managed small molecule and biologics oncology development programs at Millennium Pharmaceuticals (now Takeda) and at Wyeth-Ayerst Research (now Pfizer). Dr. Mohebbi earned a B.S. in

Chemistry, and a Ph.D. in Physical Chemistry from the University of CA, Irvine and completed postdoctoral training at Fox Chase Cancer Center.

Dave Borah, CFA, most recently served as the Senior Vice President of Investor Relations and Corporate Affairs at Mural Oncology, where he played a key role in the company's spinout from Alkermes and coordinated investor outreach and communication with Wall Street. Previously, Mr. Borah was Senior Vice President, Investor Relations and Corporate Communications at Bicycle Therapeutics, where he led all investor relations and public relations efforts, significantly increasing analyst coverage and facilitating substantial equity raises. Earlier in his career, he spent over 20 years on the buy-side, holding numerous equity research positions of increasing responsibility at GW&K Investment Management, The Boston Company Asset Management, and Century Capital Management, among others. Mr. Borah earned a B.A. from Brown University, an MBA from Cornell University's Johnson Graduate School of Management and holds the CFA designation.

About PepGen

PepGen Inc. is a clinical-stage biotechnology company advancing the next-generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide, or EDO, platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, we are generating a pipeline of oligonucleotide therapeutic candidates that are designed to target the root cause of serious diseases.

Investor Contact
Dave Borah

SVP, Investor Relations and Corporate Communications

dborah@pepgen.com

Media Contact

Julia Deutsch

Lyra Strategic Advisory

Jdeutsch@lyraadvisory.com